Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 05:19 PM 04/24/2017 FILED 05:19 PM 04/24/2017 SR 20172753732 - File Number 6378386

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

QUINTANA ENERGY SERVICES, INC.

This Certificate of Amendment to Certificate of Formation (this “Certificate of Amendment”), dated April 24, 2017, has been duly executed and is filed pursuant to section 241 of the General Corporation Law of the State of Delaware (the “DGCL”) to amend the certificate of incorporation (the “Certificate of Incorporation”) of Quintana Energy Services, Inc., a Delaware corporation (the “Corporation”), under the DGCL.

1. The name of the Corporation is Quintana Energy Services, Inc.

2. The Corporation has not received any payment for any of its stock.

3. This Certificate of Amendment has been duly adopted in accordance with section 241 of the DGCL.

4. Article “FIRST” of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the corporation is Quintana Energy Services Inc. (the “Corporation”).”

IN WITNESS WHEREOF, the undersigned authorized officer has duly executed this Certificate of Amendment on behalf of the Corporation as of the date first written above.

QUINTANA ENERGY SERVICES, INC.

By:	/s/ Keefer Lehner
Name:	Keefer Lehner
Title:	Executive Vice President, Chief Financial Officer

SIGNATURE PAGE TO

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

QUINTANA ENERGY SERVICES, INC.